Exhibit 10.1

FIRST AMENDMENT

TO THE

INVESTMENT MANAGEMENT TRUST AGREEMENT

This First Amendment (this “Amendment”), dated as of July 17, 2023, to the Trust Agreement (as defined below) is made by and between Aura Fat Projects Acquisition Corp (the “Company”) and Continental Stock Transfer & Trust Company, as trustee (“Trustee”). All terms used but not defined herein shall have the meanings assigned to them in the Trust Agreement.

WHEREAS, the Company and the Trustee entered into an Investment Management Trust Agreement dated as of April 12, 2022 (the “Trust Agreement”);

WHEREAS, Section 1(i) of the Trust Agreement sets forth the terms that govern the liquidation of the Trust Account;

WHEREAS, at a special meeting of the Company held on July 17, 2023, the Company’s stockholders approved (i) a proposal to amend the Company’s second amended and restated memorandum and articles of association (the “Amended and Restated Certificate”) extending the date by which the Company has to consummate a business combination from July 18, 2023 to not later than July 18, 2024 in a series of up to twelve (12) one-month extensions; and (ii) a proposal to amend the Trust Agreement requiring the Company to, unless the Closing of the Company’s initial business combination shall have occurred, subject to the terms and conditions of the Amended and Restated Certificate, and the Trust Agreement, and updating related defined terms; and

NOW THEREFORE, IT IS AGREED:

1. The following recital in the Trust Agreement shall be amended and restated in its entirety to read as follows:

“WHEREAS, if a Business Combination is not consummated within the initial 15-month period following the closing of the Offering, the Company may extend such period by twelve (12) one-month (1-month) periods (each, an “Extension”), up to a maximum of 24 months in the aggregate, by depositing $50,000, or $0.045 per share) per Extension into the Trust Account no later than the 15-month anniversary of the Offering for the first Extension and the 1-month anniversary of the prior Extension for each subsequent Extension(each, a “Deadline”), as applicable,; and”

2. All other provisions of the Trust Agreement shall remain unaffected by the terms of this Amendment.

3. This Amendment may be signed in any number of counterparts, each of which shall be an original and all of which shall be deemed to be one and the same instrument, with the same effect as if the signatures were upon the same instrument. A facsimile signature or electronic signature shall be deemed to be an original signature for purposes of this Amendment.

4. This Amendment is intended to be in full compliance with the requirements for an Amendment to the Trust Agreement as required by Section 6(c) of the Trust Agreement, and every defect in fulfilling such requirements for an effective amendment to the Trust Agreement is hereby ratified, intentionally waived and relinquished by all parties.

5. This Amendment shall be governed by and construed and enforced in accordance with the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction.

The parties have duly executed this First Amendment to the Investment Management Trust Agreement as of the date first written above.

CONTINENTAL STOCK TRANSFER & TRUST COMPANY, as Trustee

By:	/s/ Francis Wolf
Name:	Francis Wolf
Title:	Vice President

AURA FAT PROJECTS ACQUISITION CORP

By:	/s/ David Andrada
Name:	David Andrada
Title:	Co-Chief Executive Officer